Exhibit 99.1

Industrial Services of America, Inc.

Announces 2010 Preliminary Revenues

LOUISVILLE, KY -- Industrial Services of America, Inc. (NASDAQ: IDSA) today announced that, although complete financial results for 2010 are not yet available, based on preliminary figures 2010 revenues will be in excess of $340 million.  This is an 88% increase from 2009 revenues of $181 million.  Revenues in 2008 were $100 million.  As ISA moves forward into 2011, the company looks to continue its growth and improve its profitability.  ISA expects to announce complete 2010 financial results in March, 2011.

ISA's 2010 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/